UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 1, 2012

SINGLE TOUCH SYSTEMS INC.
(Exact name of registrant as specified in its charter)

Delaware	000-53744	13-4122844
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

The Newport Corporate Center, 100 Town Square Place, Suite 204, Jersey City, NJ  07301
(Address of principal executive offices) (Zip Code)

(201) 275-0555
(Registrant’s telephone number, including area code)

n/a
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 1, 2012, our Board of Directors adopted a program under which current service providers holding stock options with an exercise price of $0.90 or higher under our 2008 Stock Option Plan or our 2010 Stock Plan would be offered the opportunity to amend such stock options such that the exercise price would be reduced to $0.469 per share and the number of shares subject to the option would be reduced by 15% (in the case of stock options with a current exercise price of $0.90 per share) or 20% (in the case of stock options with a current exercise price of more than $1.25 per share but less than $1.50 per share).  No other provisions (including without limitation the vesting commencement date, vesting schedule, expiration date, and post-separation-exercisability provisions) of such outstanding options would be changed by such amendment.  (However, as noted below, our Chairman and our Chief Executive Officer/President later voluntarily agreed to a vesting deferral for their stock options which had been amended pursuant to such program.)

Under such program, optionees could individually choose whether or not to accept our program offer, but could accept such offers only in writing (including by an irrevocable acceptance by email, with more-formal documentation to follow in due course); no offer could be accepted at a time when the fair market value of a share of our common stock was higher than $0.469; and no offer could be accepted after December 17, 2012.  The closing public market sale price of our common stock on November 30, 2012 was $0.469 per share.

Fifteen of our current service providers, holding an aggregate of 17,134,334 eligible stock options with a weighted average exercise price of $0.9162, were eligible to participate in this program.  All of such option holders elected to enter into such stock option amendments under the program.  As a result, the number of shares underlying such stock options has been reduced by a total of 2,599,400 shares.

Among the option holders participating in this program were our executive officers Anthony Macaluso, James Orsini and John Quinn.  We and Mr. Macaluso amended 4,250,000 high-exercise-price Plan options held by him (weighted average exercise price $0.9056 per share) so that as amended they now represent a total of 3,610,000 Plan options with an exercise price of $0.469 per share; we and Mr. Orsini amended 3,000,000 high-exercise-price Plan options held by him (weighted average exercise price $0.90  per share) so that as amended they now represent a total of 2,550,000 Plan options with an exercise price of $0.469 per share; and we and Mr. Quinn amended 1,000,000 high-exercise-price Plan options held by him (weighted average exercise price $0.90 per share) so that as amended they now represent a total of 850,000 Plan options with an exercise price of $0.469 per share.

In addition, our director Richard Siber participated in this program.  We and Mr. Siber amended 3,050,000 high-exercise-price Plan options held by him (weighted average exercise price $0.9078 per share) so that as amended they now represent a total of 2,590,000 Plan options with an exercise price of $0.469 per share.

On December 7, 2012, after the completion of this program, Mr. Macaluso (our Chairman) and Mr. Orsini (our Chief Executive Officer and President) voluntarily amended their stock options, which are now amended under the program, to defer vesting of already vested options related to their employment agreements and half of their unvested options for an additional six months.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:     December 13, 2012

SINGLE TOUCH SYSTEMS INC.

By:	/s/ James Orsini
Name:	James Orsini
Title:	Chief Executive Officer and President